EXHIBIT 1.03

[UDRT’S LETTERHEAD]

MEDIUM-TERM NOTES
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
APPOINTMENT AGREEMENT

January 12, 2004

Banc One Capital Markets, Inc.
1 Bank One Plaza
8th Floor, Suite IL1-0595
Chicago, Illinois 60670

Dear Sirs:

United Dominion Realty Trust, Inc., a Maryland corporation (the “Company”), confirms its agreement with Banc One Capital Markets, Inc. (“Banc One”) with respect to the appointment of Banc One as an “Agent” under the Distribution Agreement referred to below in connection with the issuance by the Company of $75,000,000 aggregate principal amount of its Medium-Term Notes due January 15, 2014 (the “Subject Notes”). The Subject Notes shall have the terms set forth in the Pricing Supplement of even date herewith, a copy of which is attached hereto as Exhibit A (the “Pricing Supplement”).

In accordance with and subject to the terms and conditions stated herein and in the Distribution Agreement dated February 24, 2003 between the Company and each of J.P, Morgan Securities Inc., Banc of America Securities LLC, Goldman, Sachs & Co., McDonald Investments Inc., Salomon Smith Barney Inc. and Wachovia Securities, Inc., as amended (collectively, the “Distribution Agreement”, which term, as used herein, includes any exhibits thereto), the Company hereby appoints Banc One as an “Agent” (as such term is defined in the Distribution Agreement), but solely insofar as relates to the offer, issue, sale and distribution of the Subject Notes. It is expressly understood and agreed that each reference in the Distribution Agreement to an “Agent” or the “Agents”, insofar as such reference relates to the offer, issue, sale and distribution of the Subject Notes, shall mean and include Banc One. Except as set forth below, each of the provisions of the Distribution Agreement is incorporated by reference herein in its entirety and made a part hereof and, without limitation to the foregoing, (i) each of the representations and warranties of the Company set forth in the Distribution Agreement shall be deemed to have been made to Banc One on and as of the date of this Appointment Agreement and on and as of the Settlement Date specified in the Pricing Supplement as if made on and as of each such date, and (ii) except as set forth below, each of the covenants and agreements (including provisions for indemnification and contribution) made by the Company in the Distribution Agreement shall be deemed to inure to the benefit of Banc One, as an Agent thereunder. It is expressly understood and agreed that the obligations of Banc One to act as Agent with respect to the Subject Notes pursuant to the Distribution Agreement are subject to the terms and conditions specified in the Distribution Agreement.

By executing a counterpart of this Appointment Agreement, Banc One is entitled to the benefits of the Distribution Agreement as if Banc One were a party thereto and agrees to comply with the obligations in the Distribution Agreement applicable to it as an Agent thereunder, but in each case only to the extent applicable to the offer, issue, sale and distribution of the Subject Notes.

The Company hereby agrees that all notices and other communications to Banc One under this Agreement or the Distribution Agreement shall be directed to Banc One Capital Markets, Inc., 1 Bank One Plaza, 8th Floor, Suite IL1-0595, Chicago, IL 60670, Attention: Structuring and Execution.

Pursuant to Section 1(a) of the Distribution Agreement, Banc One’s appointment as an agent of the Company (and, except as set forth in Section 11 of the Distribution Agreement, the Company’s obligations to Banc One and Banc One’s obligations to the Company under the Distribution Agreement) shall terminate on the Settlement Date specified in the Pricing Supplement.

This Agreement and the rights and obligations of the parties created hereunder shall be governed by the laws of the State of New York.

Very truly yours,

UNITED DOMINION REALTY TRUST, INC. a Maryland corporation

By: /s/ Ella S. Neyland Name: Ella S. Neyland Title: Executive Vice President and Treasurer

Accepted and agreed as of
The date first written above:

BANC ONE CAPITAL MARKETS, INC.

By:   /s/ Christopher S. Grumboski
     Name: Christopher S. Grumboski
     Title: Associate Director